Exhibit (17)(j)

SEMI-ANNUAL REPORT / APRIL 30, 2009

Legg Mason Partners

Equity Income Builder Fund

Managed by	CLEARBRIDGE ADVISORS

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Fund objective

The Fund’s principal objective is to provide a high level of current income. The Fund’s secondary objective is long-term capital appreciation.

What’s inside

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc.

Letter from the chairman

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

Dear Shareholder,

The U.S. economy weakened significantly during the six-month reporting period ended April 30, 2009. Looking back, after expanding 2.8% during the second quarter of 2008, U.S. gross domestic product (“GDP”)i growth took a step backward during the second half of 2008. According to the U.S. Department of Commerce, third and fourth quarter 2008 GDP contracted 0.5% and 6.3%, respectively, the latter being the worst quarterly reading since 1982. Economic weakness continued in early 2009, as the preliminary estimate for first quarter 2009 GDP decline was 5.7%. This marked the first time in thirty-four years that the U.S. economy posted three consecutive quarters of negative GDP growth.

It may seem like ancient history, but when the reporting period began, speculation remained as to whether the U.S. would experience a recession. This ended in December 2008, when the National Bureau of Economic Research (“NBER”) — which has the final say on when one begins and ends — announced that a recession had begun in December 2007, making the current recession the lengthiest since the Great Depression. Contributing to the economy’s troubles is the accelerating weakness in the labor market. Since December 2007, approximately 5.7 million jobs have been shed, with nearly 2.7 million being lost during the first four months of 2009. In addition, the unemployment rate continued to move steadily higher, rising from 8.5% in March to 8.9% in April 2009, to reach its highest rate since 1983.

Another strain on the economy, the housing market, appeared to finally be getting closer to reaching a bottom. According to the S&P/Case-Shiller Home Price Indexii, U.S. home prices continued to fall in February 2009, but they did end their sixteen-month streak of record declines. This led to hopes that prices could be nearing a period of stabilization. Other economic news also seemed to be “less negative.” Inflation remained low and, in March 2009, data were released showing increases in durable goods orders, manufacturing and consumer sentiment, albeit all from depressed levels.

Ongoing issues related to the housing and subprime mortgage markets and seizing credit markets prompted the Federal Reserve Board (“Fed”)iii to take aggressive and, in some cases, unprecedented actions. After reducing the

Legg Mason Partners Equity Income Builder Fund	I

Letter from the chairman continued

federal funds rateiv from 5.25% in August 2007 to 2.00% in April 2008, the Fed then left rates on hold for several months due to growing inflationary pressures as a result of soaring oil and commodity prices, coupled with the sagging U.S. dollar. However, as inflation receded along with oil prices and the global financial crisis escalated, the Fed cut rates twice in October 2008 to 1.00%. Then, in December 2008, it reduced the federal funds rate to a range of zero to 0.25% — a historic low — and maintained this stance during its next meetings in January, March and April 2009. In conjunction with the April meeting, the Fed stated that it “will employ all available tools to promote economic recovery and to preserve price stability. The Committee . . . anticipates that economic conditions are likely to warrant exceptionally low levels of the federal funds rate for an extended period.”

In addition to the interest rate cuts, the Fed took several actions to improve liquidity in the credit markets. Back in September 2008, it announced an $85 billion rescue plan for ailing AIG and pumped $70 billion into the financial system as Lehman Brothers’ bankruptcy and mounting troubles at other financial firms roiled the markets. More recently, the Fed has taken additional measures to thaw the frozen credit markets, including the purchase of debt issued by Fannie Mae and Freddie Mac, as well as introducing the Term Asset-Backed Securities Loan Facility (“TALF”). In March 2009, the Fed continued to pursue aggressive measures as it announced its intentions to:

•	Purchase up to an additional $750 billion of agency mortgage-backed securities, bringing its total purchases of these securities to up to $1.25 trillion in 2009.

•	Increase its purchases of agency debt this year by up to $100 billion to a total of up to $200 billion.

•	Buy up to $300 billion of longer-term Treasury securities over the next six months.

The U.S. Department of the Treasury has also taken an active role in attempting to stabilize the financial system, as it orchestrated the government’s takeover of mortgage giants Fannie Mae and Freddie Mac in September 2008. In October, the Treasury’s $700 billion Troubled Asset Relief Program (“TARP”) was approved by Congress and signed into law by former President Bush. Then, in March 2009, Treasury Secretary Geithner introduced the Public-Private Partnership Investment Program (“PPIP”), which will be used to facilitate the purchase of $500 billion to $1 trillion of troubled mortgage assets from bank balance sheets. President Obama has also made reviving the economy a priority in his administration, the cornerstone thus far being the $787 billion stimulus package that was signed into law in February 2009.

II	Legg Mason Partners Equity Income Builder Fund

The U.S. stock market was extremely volatile and generated poor results during the six months ended April 30, 2009. The overall stock market, as measured by the S&P 500 Indexv (the “Index”), began the reporting period on a poor note, as the Index fell 7.18% in November 2008. After a modest gain in December 2008, the market again fell sharply in January and February 2009. Stock prices continued to plunge in early March, at one point reaching a twelve-year low. Stocks then rallied sharply in March and April, returning 8.76% and 9.57%, respectively. However, it was too little, too late, as the Index returned -8.53% during the six-month period as a whole.

During the six-month reporting period ended April 30, 2009, both short- and long-term Treasury yields experienced periods of extreme volatility. While earlier in 2008 investors were focused on the subprime segment of the mortgage-backed market, these concerns broadened to include a wide range of financial institutions and markets. As a result, other fixed-income instruments also experienced increased price volatility. This unrest triggered several “flights to quality,” causing Treasury yields to move lower (and their prices higher), while riskier segments of the market saw their yields move higher (and their prices lower). This was particularly true toward the end of 2008, as the turmoil in the financial markets and sharply falling stock prices caused investors to flee securities that were perceived to be risky, even high-quality corporate bonds and high-grade municipal bonds. However, toward the end of the reporting period, investor risk aversion faded somewhat given some modestly positive economic data. This helped to drive spread sector (non-Treasury) prices higher. During the six months ended April 30, 2009, two-year Treasury yields fell from 1.56% to 0.91%. Over the same time frame, ten-year Treasury yields moved from 4.01% to 3.16%. For the six-month period ended April 30, 2009, the Barclays Capital U.S. Aggregate Indexvi returned 7.74%.

Performance review

For the six months ended April 30, 2009, Class A shares of Legg Mason Partners Equity Income Builder Fund, excluding sales charges, returned -2.47%. The Fund’s unmanaged benchmark, the Russell 3000 Value Indexvii, returned -13.21% for the same period. The Lipper Equity Income Funds Category Average1 returned -9.06% over the same time frame.

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the six-month period ended April 30, 2009, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 316 funds in the Fund’s Lipper category, and excluding sales charges.

Legg Mason Partners Equity Income Builder Fund	III

Letter from the chairman continued

PERFORMANCE SNAPSHOT as of April 30, 2009 (excluding sales charges) (unaudited)
6 MONTHS (not annualized)
Equity Income Builder Fund — Class A Shares	-2.47%
Russell 3000 Value Index	-13.21%
Lipper Equity Income Funds Category Average[1]	-9.06%

The performance shown represents past performance. Past performance is no guarantee of future results and current performance may be higher or lower than the performance shown above. Principal value and investment returns will fluctuate and investors’ shares, when redeemed, may be worth more or less than their original cost. To obtain performance data current to the most recent month-end, please visit our website at www.leggmason.com/individualinvestors.
Excluding sales charges, Class C shares returned -2.83%, Class FI shares returned -2.47%, Class R shares returned -2.59%, Class I shares returned -2.44% and Class IS shares returned -2.34% over the six months ended April 30, 2009. All share class returns assume the reinvestment of all distributions, including returns of capital, if any, at net asset value and the deduction of all Fund expenses. Returns have not been adjusted to include sales charges that may apply or the deduction of taxes that a shareholder would pay on Fund distributions. If sales charges were reflected, the performance quoted would be lower.
Performance figures reflect expense reimbursements and/or fee waivers, without which the performance would have been lower.
TOTAL ANNUAL OPERATING EXPENSES (unaudited)
As of the Fund’s most current prospectus dated February 28, 2009, the gross total operating expense ratios for Class A, Class C, Class FI, Class R, Class I and Class IS shares were 7.25%, 8.01%, 7.30%, 7.55%, 7.05% and 7.05%, respectively.
As a result of expense limitations, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets will not exceed 1.05% for Class A shares, 1.80% for Class C shares, 1.05% for Class FI shares, 1.30% for Class R shares, 0.80% for Class I shares and 0.80% for Class IS shares. These expense limitations may be reduced or terminated at any time.

A special note regarding increased market volatility

In recent months, we have experienced a series of events that have impacted the financial markets and created concerns among both novice and seasoned investors alike. In particular, we have witnessed the failure and consolidation of several storied financial institutions, periods of heightened market volatility, and aggressive actions by the U.S. federal government to steady the financial markets and restore investor confidence. While we hope that the worst is over in terms of the issues surrounding the credit and housing crises, it is likely that the fallout will continue to impact the financial markets and the U.S. economy well into 2009.

[1]

Lipper, Inc., a wholly-owned subsidiary of Reuters, provides independent insight on global collective investments. Returns are based on the six-month period ended April 30, 2009, including the reinvestment of all distributions, including returns of capital, if any, calculated among the 316 funds in the Fund’s Lipper category, and excluding sales charges.

IV	Legg Mason Partners Equity Income Builder Fund

Like all asset management firms, Legg Mason has not been immune to these difficult and, in some ways, unprecedented times. However, today’s challenges have only strengthened our resolve to do everything we can to help you reach your financial goals. Now, as always, we remain committed to providing you with excellent service and a full spectrum of investment choices. Rest assured, we will continue to work hard to ensure that our investment managers make every effort to deliver strong long-term results.

We also remain committed to supplementing the support you receive from your financial advisor. One way we accomplish this is through our enhanced website, www.leggmason.com/individualinvestors. Here you can gain immediate access to many special features to help guide you through difficult times, including:

•	Fund prices and performance,

•	Market insights and commentaries from our portfolio managers, and

•	A host of educational resources.

During periods of market unrest, it is especially important to work closely with your financial advisor and remember that reaching one’s investment goals unfolds over time and through multiple market cycles. Time and again, history has shown that, over the long run, the markets have eventually recovered and grown.

Information about your fund

As you may be aware, several issues in the mutual fund industry have come under the scrutiny of federal and state regulators. Affiliates of the Fund’s manager have, in recent years, received requests for information from various government regulators regarding market timing, late trading, fees, and other mutual fund issues in connection with various investigations. The regulators appear to be examining, among other things, the Fund’s response to market timing and shareholder exchange activity, including compliance with prospectus disclosure related to these subjects. The Fund is not in a position to predict the outcome of these requests and investigations.

Important information with regard to recent regulatory developments that may affect the Fund is contained in the Notes to Financial Statements included in this report.

Legg Mason Partners Equity Income Builder Fund	V

Letter from the chairman continued

As always, thank you for your confidence in our stewardship of your assets. We look forward to helping you meet your financial goals.

Sincerely,

R. Jay Gerken, CFA

Chairman, President and Chief Executive Officer

May 29, 2009

The information provided is not intended to be a forecast of future events, a guarantee of future results or investment advice. Views expressed may differ from those of the firm as a whole.

RISKS: Keep in mind, stock prices are subject to market fluctuations. The Fund may invest in small- and mid-cap companies that may involve a higher degree of risk and volatility than investments in large-cap companies. Foreign securities are subject to certain risks of overseas investing including currency fluctuations and changes in political and economic conditions. Investments in real estate investment trusts (“REITS”) expose the Fund to risks similar to investing directly in real estate, including fluctuating property values, changes in interest rates and other mortgage-related risks. The Fund is not diversified, which may magnify the Fund’s losses from events affecting a particular issuer. As interest rates rise, bond prices fall, reducing the value of the Fund’s fixed-income portfolio. High-yield bonds are subject to additional risks such as the increased risk of default and greater volatility because of the lower credit quality of the issues. Convertible securities are subject to stock market, credit and interest rate risks. The Fund may use derivatives, such as options and futures, which can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Please see the Fund’s prospectus for more information on these and other risks.

All index performance reflects no deduction for fees, expenses or taxes. Please note that an investor cannot invest directly in an index.

[i]	Gross domestic product (“GDP”) is the market value of all final goods and services produced within a country in a given period of time.

ii

The S&P/Case-Shiller Home Price Index measures the residential housing market, tracking changes in the value of the residential real estate market in twenty metropolitan regions across the United States.

iii

The Federal Reserve Board (“Fed”) is responsible for the formulation of policies designed to promote economic growth, full employment, stable prices, and a sustainable pattern of international trade and payments.

iv

The federal funds rate is the rate charged by one depository institution on an overnight sale of immediately available funds (balances at the Federal Reserve) to another depository institution; the rate may vary from depository institution to depository institution and from day to day.

[v]	The S&P 500 Index is an unmanaged index of 500 stocks and is generally representative of the performance of larger companies in the U.S.

vi

The Barclays Capital (formerly Lehman Brothers) U.S. Aggregate Index is a broad-based bond index comprised of government, corporate, mortgage- and asset-backed issues, rated investment grade or higher, and having at least one year to maturity.

vii

The Russell 3000 Value Index measures the performance of those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth values. (A price-to-book ratio is the price of a stock compared to the difference between a company’s assets and liabilities.) The Russell 3000 Index measures the performance of the 3,000 largest U.S. companies based on total market capitalization, which represents approximately 98% of the U.S. equity market.

VI	Legg Mason Partners Equity Income Builder Fund

Fund at a glance (unaudited)

INVESTMENT BREAKDOWN (%) As a percent of total investments

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	1

Fund expenses (unaudited)

Example

As a shareholder of the Fund, you may incur two types of costs: (1) transaction costs, including front-end and back-end sales charges (loads) on purchase payments, and (2) ongoing costs, including management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

This example is based on an investment of $1,000 invested on November 1, 2008 and held for the six months ended April 30, 2009.

Actual expenses

The table below titled “Based on Actual Total Return” provides information about actual account values and actual expenses. You may use the information provided in this table, together with the amount you invested, to estimate the expenses that you paid over the period. To estimate the expenses you paid on your account, divide your ending account value by $1,000 (for example, an $8,600 ending account value divided by $1,000 = 8.6), then multiply the result by the number under the heading entitled “Expenses Paid During the Period”.

BASED ON ACTUAL TOTAL RETURN[1]
	ACTUAL TOTAL RETURN WITHOUT SALES CHARGES[2]	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[3]
Class A	(2.47)%	$1,000.00	$975.30	1.05%	$5.14
Class C	(2.83)	1,000.00	971.70	1.80	8.80
Class FI	(2.47)	1,000.00	975.30	1.05	5.14
Class R	(2.59)	1,000.00	974.10	1.30	6.36
Class I	(2.44)	1,000.00	975.60	0.80	3.92
Class IS	(2.34)	1,000.00	976.60	0.80	3.92

[1]	For the six months ended April 30, 2009.

[2]

Assumes the reinvestment of all distributions, including returns of capital, if any, at net asset value and does not reflect the deduction of the applicable sales charge with respect to Class A shares or the applicable contingent deferred sales charges (“CDSC”) with respect to Class C shares. Total return is not annualized, as it may not be representative of the total return for the year. Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results.

[3]

Expenses (net of fee waivers and/or expense reimbursement) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

2	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

Hypothetical example for comparison purposes

The table below titled “Based on Hypothetical Total Return” provides information about hypothetical account values and hypothetical expenses based on the actual expense ratio and an assumed rate of return of 5.00% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use the information provided in this table to compare the ongoing costs of investing in the Fund and other funds. To do so, compare the 5.00% hypothetical example relating to the Fund with the 5.00% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table below are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as front-end or back-end sales charges (loads). Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if these transaction costs were included, your costs would have been higher.

BASED ON HYPOTHETICAL TOTAL RETURN[1]
	HYPOTHETICAL ANNUALIZED TOTAL RETURN	BEGINNING ACCOUNT VALUE	ENDING ACCOUNT VALUE	ANNUALIZED EXPENSE RATIO	EXPENSES PAID DURING THE PERIOD[2]
Class A	5.00%	$1,000.00	$1,019.59	1.05%	$5.26
Class C	5.00	1,000.00	1,015.87	1.80	9.00
Class FI	5.00	1,000.00	1,019.59	1.05	5.26
Class R	5.00	1,000.00	1,018.35	1.30	6.51
Class I	5.00	1,000.00	1,020.83	0.80	4.01
Class IS	5.00	1,000.00	1,020.83	0.80	4.01

[1]	For the six months ended April 30, 2009.

[2]

Expenses (net of fee waivers and/or expense reimbursement) are equal to each class’ respective annualized expense ratio multiplied by the average account value over the period, multiplied by the number of days in the most recent fiscal half-year, then divided by 365.

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	3

Schedule of investments (unaudited)

April 30, 2009

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND
SHARES	SECURITY	VALUE

COMMON STOCKS — 59.5%
CONSUMER DISCRETIONARY — 0.7%
	Specialty Retail — 0.7%
6,500	Home Depot Inc.	$171,080
CONSUMER STAPLES — 9.6%
	Food Products — 5.4%
19,000	H.J. Heinz Co.	653,980
29,000	Kraft Foods Inc., Class A Shares	678,600
	Total Food Products	1,332,580
	Household Products — 4.2%
13,500	Kimberly-Clark Corp.	663,390
7,500	Procter & Gamble Co.	370,800
	Total Household Products	1,034,190
	TOTAL CONSUMER STAPLES	2,366,770
ENERGY — 7.9%
	Energy Equipment & Services — 1.6%
5,500	Diamond Offshore Drilling Inc.	398,255
	Oil, Gas & Consumable Fuels — 6.3%
10,000	BP PLC, ADR	424,600
1,800	BP Prudhoe Bay Royalty Trust	116,100
3,500	Eni SpA, ADR	149,415
4,000	San Juan Basin Royalty Trust	56,840
20,000	Spectra Energy Corp.	290,000
10,000	Total SA, ADR	497,200
	Total Oil, Gas & Consumable Fuels	1,534,155
	TOTAL ENERGY	1,932,410
FINANCIALS — 8.2%
	Insurance — 2.5%
15,000	Travelers Cos. Inc.	617,100
	Real Estate Investment Trusts (REITs) — 4.4%
53,000	Annaly Capital Management Inc.	745,710
100,000	Chimera Investment Corp.	353,000
	Total Real Estate Investment Trusts (REITs)	1,098,710
	Thrifts & Mortgage Finance — 1.3%
20,000	People’s United Financial Inc.	312,400
	TOTAL FINANCIALS	2,028,210
HEALTH CARE — 5.7%
	Pharmaceuticals — 5.7%
6,430	Abbott Laboratories	269,095
24,000	Bristol-Myers Squibb Co.	460,800

See Notes to Financial Statements.

4	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND
SHARES	SECURITY	VALUE

	Pharmaceuticals — 5.7% continued
6,500	GlaxoSmithKline PLC, ADR	$199,940
8,000	Johnson & Johnson	418,880
4,000	Pfizer Inc.	53,440
	TOTAL HEALTH CARE	1,402,155
INDUSTRIALS — 9.5%
	Aerospace & Defense — 0.9%
7,500	Honeywell International Inc.	234,075
	Air Freight & Logistics — 1.3%
6,000	United Parcel Service Inc., Class B Shares	314,040
	Commercial Services & Supplies — 2.7%
25,000	Waste Management Inc.	666,750
	Electrical Equipment — 1.4%
10,000	Emerson Electric Co.	340,400
	Industrial Conglomerates — 2.2%
4,500	3M Co.	259,200
8,600	General Electric Co.	108,790
3,500	United Technologies Corp.	170,940
	Total Industrial Conglomerates	538,930
	Machinery — 1.0%
7,000	Caterpillar Inc.	249,060
	TOTAL INDUSTRIALS	2,343,255
INFORMATION TECHNOLOGY — 4.6%
	IT Services — 1.5%
10,000	Automatic Data Processing Inc.	352,000
	Semiconductors & Semiconductor Equipment — 2.3%
8,500	Linear Technology Corp.	185,130
16,500	Microchip Technology Inc.	379,500
	Total Semiconductors & Semiconductor Equipment	564,630
	Software — 0.8%
10,000	Microsoft Corp.	202,600
	TOTAL INFORMATION TECHNOLOGY	1,119,230
MATERIALS — 1.7%
	Chemicals — 1.7%
5,000	E.I. du Pont de Nemours & Co.	139,500
6,500	PPG Industries Inc.	286,325
	TOTAL MATERIALS	425,825
TELECOMMUNICATION SERVICES — 5.2%
	Diversified Telecommunication Services — 5.2%
19,500	AT&T Inc.	499,590
16,000	Verizon Communications Inc.	485,440

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	5

Schedule of investments (unaudited) continued

April 30, 2009

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND
SHARES	SECURITY	VALUE

	Diversified Telecommunication Services — 5.2% continued
35,000	Windstream Corp.	$290,500
	TOTAL TELECOMMUNICATION SERVICES	1,275,530
UTILITIES — 6.4%
	Electric Utilities — 5.4%
8,800	American Electric Power Co. Inc.	232,144
21,500	Duke Energy Corp.	296,915
4,500	Exelon Corp.	207,585
5,200	FPL Group Inc.	279,708
9,000	Progress Energy Inc.	307,080
	Total Electric Utilities	1,323,432
	Multi-Utilities — 1.0%
24,000	CenterPoint Energy Inc.	255,360
	TOTAL UTILITIES	1,578,792
	TOTAL COMMON STOCKS (Cost — $15,581,730)	14,643,257
CONVERTIBLE PREFERRED STOCKS — 3.7%
ENERGY — 1.5%
	Oil, Gas & Consumable Fuels — 1.5%
600	El Paso Corp., 4.990%	374,400
INDUSTRIALS — 0.3%
	Commercial Services & Supplies — 0.3%
2,500	Avery Dennison Corp., 7.875% due 11/15/10	76,250
MATERIALS — 1.9%
	Chemicals — 0.7%
6,000	Celanese Corp., 4.250%	171,360
	Metals & Mining — 1.2%
300	Freeport-McMoRan Copper & Gold Inc., 5.500%	296,700
	TOTAL MATERIALS	468,060
	TOTAL CONVERTIBLE PREFERRED STOCKS (Cost — $781,823)	918,710
PREFERRED STOCKS — 4.6%
CONSUMER DISCRETIONARY — 2.4%
	Media — 2.4%
13,000	CBS Corp., 7.250%	198,250
18,000	Comcast Corp., Series B, 7.000%	394,020
	TOTAL CONSUMER DISCRETIONARY	592,270
FINANCIALS — 2.2%
	Insurance — 2.2%
30,000	MetLife Inc., Series B, 6.500%	549,000
	TOTAL PREFERRED STOCKS (Cost — $1,144,615)	1,141,270

See Notes to Financial Statements.

6	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND
FACE AMOUNT	SECURITY	VALUE

CONVERTIBLE BONDS & NOTES — 2.3%
INFORMATION TECHNOLOGY — 2.3%
	Computers & Peripherals — 0.2%
$50,000	EMC Corp., 1.750% due 12/1/11	$52,438
	Internet Software & Services — 2.1%
700,000	VeriSign Inc., 3.250% due 8/15/37	511,000
	TOTAL CONVERTIBLE BONDS & NOTES (Cost — $544,880)	563,438
CORPORATE BONDS & NOTES — 6.9%
FINANCIALS — 5.6%
	Diversified Financial Services — 3.1%
1,000,000	JPMorgan Chase & Co., Junior Subordinated Notes, 7.900% due 4/30/18(a)(b)	762,588
	Insurance — 2.5%
1,000,000	Travelers Cos. Inc., Junior Subordinated Debentures, 6.250% due 3/15/37(a)	616,464
	TOTAL FINANCIALS	1,379,052
UTILITIES — 1.3%
	Electric Utilities — 1.3%
400,000	FPL Group Capital Inc., 7.300% due 9/1/67(a)	314,454
	TOTAL CORPORATE BONDS & NOTES (Cost — $1,746,700)	1,693,506
	TOTAL INVESTMENTS BEFORE SHORT-TERM INVESTMENT (Cost — $19,799,748)	18,960,181
SHORT-TERM INVESTMENT — 23.5%
	Repurchase Agreement — 23.5%
5,781,000	State Street Bank & Trust Co., dated 4/30/09, 0.010% due 5/1/09; Proceeds due at maturity — $5,781,002; (Fully collateralized by U.S. Treasury Notes, 3.125% due 9/30/13; Market value — $5,896,643) (Cost — $5,781,000)	5,781,000
	TOTAL INVESTMENTS — 100.5% (Cost — $25,580,748#)	24,741,181
	Liabilities in Excess of Other Assets — (0.5)%	(134,014)
	TOTAL NET ASSETS — 100.0%	$24,607,167

(a)	Variable rate security. Interest rate disclosed is that which is in effect at April 30, 2009.

(b)	Security has no maturity date. The date shown represents the next call date.

#	Aggregate cost for federal income tax purposes is substantially the same.

Abbreviation used in this schedule:
ADR — American Depositary Receipt

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	7

Statement of assets and liabilities (unaudited)

April 30, 2009

ASSETS:
Investments, at value (Cost — $19,799,748)	$18,960,181
Repurchase agreement, at value (Cost — $5,781,000)	5,781,000
Cash	76
Receivable for Fund shares sold	120,094
Dividends and interest receivable	78,781
Receivable from investment manager	33,779
Prepaid expenses	47,572
Total Assets	25,021,483
LIABILITIES:
Payable for securities purchased	389,968
Distribution fees payable	7,140
Trustees’ fees payable	1,211
Payable for Fund shares repurchased	259
Accrued expenses	15,738
Total Liabilities	414,316
TOTAL NET ASSETS	$24,607,167
NET ASSETS:
Par value (Note 6)	$25
Paid-in capital in excess of par value	25,599,387
Undistributed net investment income	64,649
Accumulated net realized loss on investments	(217,327)
Net unrealized depreciation on investments	(839,567)
TOTAL NET ASSETS	$24,607,167
Shares Outstanding:
Class A	2,031,974
Class C	377,638
Class FI	8,951
Class R	8,938
Class I	87,161
Class IS	8,964
Net Asset Value:
Class A (and redemption price)	$9.75
Class C*	$9.75
Class FI (and redemption price)	$9.75
Class R (and redemption price)	$9.75
Class I (and redemption price)	$9.75
Class IS (and redemption price)	$9.76
Maximum Public Offering Price Per Share:
Class A (based on maximum initial sales charge of 5.75%)	$10.34

*	Redemption price per share is NAV of Class C shares reduced by a 1.00% CDSC if shares are redeemed within one year from purchase payment (See Note 2).

See Notes to Financial Statements.

8	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

Statement of operations (unaudited)

For the six months ended April 30, 2009

INVESTMENT INCOME:
Dividends	$291,863
Interest	50,402
Less: Foreign taxes withheld	(705)
Total Investment Income	341,560
EXPENSES:
Investment management fee (Note 2)	55,734
Registration fees	40,782
Shareholder reports (Note 4)	37,724
Legal fees	26,560
Distribution fees (Notes 2 and 4)	24,168
Audit and tax	13,716
Transfer agent fees (Note 4)	2,820
Trustees’ fees	1,530
Custody fees	413
Miscellaneous expenses	1,970
Total Expenses	205,417
Less: Fee waivers and/or expense reimbursements (Notes 2 and 4)	(121,800)
Net Expenses	83,617
NET INVESTMENT INCOME	257,943
REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS (NOTES 1 AND 3):
Net Realized Loss on Investment Transactions	(170,033)
Change in Net Unrealized Appreciation/Depreciation from Investments	218,394
NET GAIN ON INVESTMENTS	48,361
INCREASE IN NET ASSETS FROM OPERATIONS	$306,304

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	9

Statements of changes in net assets

FOR THE SIX MONTHS ENDED APRIL 30, 2009 (unaudited) AND THE PERIOD ENDED OCTOBER 31, 2008	2009	2008†
OPERATIONS:
Net investment income	$257,943	$57,937
Net realized loss	(170,033)	(47,294)
Change in net unrealized appreciation/depreciation	218,394	(1,057,961)
Increase (Decrease) in Net Assets From Operations	306,304	(1,047,318)
DISTRIBUTIONS TO SHAREHOLDERS FROM (NOTES 1 AND 5):
Net investment income	(233,900)	(29,000)
Decrease in Net Assets From Distributions to Shareholders	(233,900)	(29,000)
FUND SHARE TRANSACTIONS (NOTE 6):
Net proceeds from sale of shares	15,879,250	10,127,123
Reinvestment of distributions	231,232	29,000
Cost of shares repurchased	(655,524)	—
Increase in Net Assets From Fund Share Transactions	15,454,958	10,156,123
INCREASE IN NET ASSETS	15,527,362	9,079,805
NET ASSETS:
Beginning of period	9,079,805	—
End of period*	$24,607,167	$9,079,805
* Includes undistributed net investment income of:	$64,649	$40,606

†	For the period August 29, 2008 (inception date) to October 31, 2008.

See Notes to Financial Statements.

10	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

Financial highlights

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS A SHARES[1]	2009[2]	2008[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$10.17	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.16	0.07
Net realized and unrealized loss	(0.41)	(1.27)
Total loss from operations	(0.25)	(1.20)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.17)	(0.03)
Total distributions	(0.17)	(0.03)
NET ASSET VALUE, END OF PERIOD	$9.75	$10.17
Total return[4]	(2.47)%	(10.52)%
NET ASSETS, END OF PERIOD (000s)	$19,814	$8,629
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[5]	2.74%	7.25%
Net expenses[5,6,7]	1.05	1.05 [8]
Net investment income[5]	3.53	3.81
PORTFOLIO TURNOVER RATE	8%	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended April 30, 2009 (unaudited).

[3]	For the period August 29, 2008 (inception date) to October 31, 2008.

[4]

Performance figures, exclusive of sales charges, may reflect fee waivers and/or expense reimbursements In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class A shares would not exceed 1.05%.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	11

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS C SHARES[1]	2009[2]	2008[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$10.17	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.13	0.05
Net realized and unrealized loss	(0.42)	(1.25)
Total loss from operations	(0.29)	(1.20)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.13)	(0.03)
Total distributions	(0.13)	(0.03)
NET ASSET VALUE, END OF PERIOD	$9.75	$10.17
Total return[4]	(2.83)%	(10.57)%
NET ASSETS, END OF PERIOD (000s)	$3,681	$92
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[5]	2.94%	8.01%
Net expenses[5,6,7]	1.80	1.80 [8]
Net investment income[5]	2.90	3.06
PORTFOLIO TURNOVER RATE	8%	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended April 30, 2009 (unaudited).

[3]	For the period August 29, 2008 (inception date) to October 31, 2008.

[4]

Performance figures, exclusive of CDSC, may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class C shares will not exceed 1.80%.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

12	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS FI SHARES[1]	2009[2]	2008[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$10.17	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.16	0.07
Net realized and unrealized loss	(0.41)	(1.27)
Total loss from operations	(0.25)	(1.20)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.17)	(0.03)
Total distributions	(0.17)	(0.03)
NET ASSET VALUE, END OF PERIOD	$9.75	$10.17
Total return[4]	(2.47)%	(10.52)%
NET ASSETS, END OF PERIOD (000s)	$87	$90
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[5]	3.70%	7.30%
Net expenses[5,6,7]	1.05	1.05 [8]
Net investment income[5]	3.44	3.81
PORTFOLIO TURNOVER RATE	8%	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended April 30, 2009 (unaudited).

[3]	For the period August 29, 2008 (inception date) to October 31, 2008.

[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class FI shares will not exceed 1.05%.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	13

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS R SHARES[1]	2009[2]	2008[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$10.17	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.15	0.06
Net realized and unrealized loss	(0.42)	(1.26)
Total loss from operations	(0.27)	(1.20)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.15)	(0.03)
Total distributions	(0.15)	(0.03)
NET ASSET VALUE, END OF PERIOD	$9.75	$10.17
Total return[4]	(2.59)%	(10.54)%
NET ASSETS, END OF PERIOD (000s)	$87	$89
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[5]	3.96%	7.55%
Net expenses[5,6,7]	1.30	1.30 [8]
Net investment income[5]	3.19	3.56
PORTFOLIO TURNOVER RATE	8%	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended April 30, 2009 (unaudited).

[3]	For the period August 29, 2008 (inception date) to October 31, 2008.

[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class R shares will not exceed 1.30%.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

14	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS I SHARES[1]	2009[2]	2008[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$10.18	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.18	0.07
Net realized and unrealized loss	(0.43)	(1.25)
Total loss from operations	(0.25)	(1.18)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.18)	(0.04)
Total distributions	(0.18)	(0.04)
NET ASSET VALUE, END OF PERIOD	$9.75	$10.18
Total return[4]	(2.44)%	(10.41)%
NET ASSETS, END OF PERIOD (000s)	$850	$90
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[5]	2.17%	7.05%
Net expenses[5,6,7]	0.80	0.80 [8]
Net investment income[5]	3.92	4.06
PORTFOLIO TURNOVER RATE	8%	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended April 30, 2009 (unaudited).

[3]	For the period August 29, 2008 (inception date) to October 31, 2008.

[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class I shares will not exceed 0.80%.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	15

Financial highlights continued

FOR A SHARE OF EACH CLASS OF BENEFICIAL INTEREST OUTSTANDING THROUGHOUT EACH YEAR ENDED OCTOBER 31, UNLESS OTHERWISE NOTED:
CLASS IS SHARES[1]	2009[2]	2008[3]
NET ASSET VALUE, BEGINNING OF PERIOD	$10.18	$11.40
INCOME (LOSS) FROM OPERATIONS:
Net investment income	0.17	0.07
Net realized and unrealized loss	(0.41)	(1.25)
Total loss from operations	(0.24)	(1.18)
LESS DISTRIBUTIONS FROM:
Net investment income	(0.18)	(0.04)
Total distributions	(0.18)	(0.04)
NET ASSET VALUE, END OF PERIOD	$9.76	$10.18
Total return[4]	(2.34)%	(10.41)%
NET ASSETS, END OF PERIOD (000s)	$88	$90
RATIOS TO AVERAGE NET ASSETS:
Gross expenses[5]	3.45%	7.05%
Net expenses[5,6,7]	0.80	0.80 [8]
Net investment income[5]	3.69	4.06
PORTFOLIO TURNOVER RATE	8%	3%

[1]	Per share amounts have been calculated using the average shares method.

[2]	For the six months ended April 30, 2009 (unaudited).

[3]	For the period August 29, 2008 (inception date) to October 31, 2008.

[4]

Performance figures may reflect fee waivers and/or expense reimbursements. In the absence of fee waivers and/or expense reimbursements, the total return would have been lower. Past performance is no guarantee of future results. Total returns for periods of less than one year are not annualized.

[5]	Annualized.

[6]	As a result of a voluntary expense limitation, the ratio of expenses, other than interest, brokerage, taxes and extraordinary expenses, to average net assets of Class IS shares will not exceed 0.80%.

[7]	Reflects fee waivers and/or expense reimbursements.

[8]	The impact to the expense ratio was less than 0.01% as a result of fees paid indirectly.

See Notes to Financial Statements.

16	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

Notes to financial statements (unaudited)

1. Organization and significant accounting policies

Legg Mason Partners Equity Income Builder Fund (the “Fund”) is a separate non-diversified investment series of Legg Mason Partners Equity Trust (the “Trust”). The Trust, a Maryland business trust, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company.

The following are significant accounting policies consistently followed by the Fund and are in conformity with U.S. generally accepted accounting principles (“GAAP”). Estimates and assumptions are required to be made regarding assets, liabilities and changes in net assets resulting from operations when financial statements are prepared. Changes in the economic environment, financial markets and any other parameters used in determining these estimates could cause actual results to differ.

(a) Investment valuation. Equity securities for which market quotations are available are valued at the last reported sales price or official closing price on the primary market or exchange on which they trade. Debt securities are valued at the mean between the last quoted bid and asked prices provided by an independent pricing service that are based on transactions in debt obligations, quotations from bond dealers, market transactions in comparable securities and various other relationships between securities. When prices are not readily available, or are determined not to reflect fair value, such as when the value of a security has been significantly affected by events after the close of the exchange or market on which the security is principally traded, but before the Fund calculates its net asset value, the Fund may value these securities at fair value as determined in accordance with the procedures approved by the Fund’s Board of Trustees. Short-term obligations with maturities of 60 days or less are valued at amortized cost, which approximates fair value.

The Fund adopted Statement of Financial Accounting Standards No. 157 (“FAS 157”). FAS 157 establishes a single definition of fair value, creates a three-tier hierarchy as a framework for measuring fair value based on inputs used to value the Fund’s investments, and requires additional disclosure about fair value. The hierarchy of inputs is summarized below.

•	Level 1 — quoted prices in active markets for identical investments

•	Level 2 — other significant observable inputs (including quoted prices for similar investments, interest rates, prepayment speeds, credit risk, etc.)

•	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	17

Notes to financial statements (unaudited) continued

The following is a summary of the inputs used in valuing the Fund’s assets carried at fair value:

	APRIL 30, 2009	QUOTED PRICES (LEVEL 1)	OTHER SIGNIFICANT OBSERVABLE INPUTS (LEVEL 2)	SIGNIFICANT UNOBSERVABLE INPUTS (LEVEL 3)
Investments in securities	$24,741,181	$16,703,237	$8,037,944	—

(b) Repurchase agreements. When entering into repurchase agreements, it is the Fund’s policy that its custodian or a third party custodian take possession of the underlying collateral securities, the market value of which, at all times, at least equals the principal amount of the repurchase transaction, including accrued interest. To the extent that any repurchase transaction exceeds one business day, the value of the collateral is marked-to-market daily to ensure the adequacy of the collateral. If the seller defaults, and the market value of the collateral declines or if bankruptcy proceedings are commenced with respect to the seller of the security, realization of the collateral by the Fund may be delayed or limited.

(c) Foreign currency translation. Investment securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates at the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts based upon prevailing exchange rates on the respective dates of such transactions.

The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss on investments.

Net realized foreign exchange gains or losses arise from sales of foreign currencies, including gains and losses on forward foreign currency contracts, currency gains or losses realized between the trade and settlement dates on securities transactions, and the difference between the amounts of dividends, interest, and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair values of assets and liabilities, other than investments in securities, at the date of valuation, resulting from changes in exchange rates.

Foreign security and currency transactions may involve certain considerations and risks not typically associated with those of U.S. dollar denominated transactions as a result of, among other factors, the possibility of lower levels of governmental supervision and regulation of foreign securities markets and the possibility of political or economic instability.

18	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

(d) REIT distributions. The character of distributions received from Real Estate Investment Trusts (“REITs”) held by the Fund is generally comprised of net investment income, capital gains, and return of capital. It is the policy of the Fund to estimate the character of distributions received from underlying REITs based on historical data provided by the REITs. After each calendar year end, REITs report the actual tax character of these distributions. Differences between the estimated and actual amounts reported by the REITs are reflected in the Fund’s records in the year in which they are reported by the REITs.

(e) Security transactions and investment income. Security transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on the accrual basis. Dividend income is recorded on the ex-dividend date. Foreign dividend income is recorded on the ex-dividend date or as soon as practicable after the Fund determines the existence of a dividend declaration after exercising reasonable due diligence. The cost of investments sold is determined by use of the specific identification method. To the extent any issuer defaults on an expected interest payment, the Fund’s policy is to generally halt any additional interest income accruals and consider the realizability of interest accrued up to the date of default.

(f) Distributions to shareholders. Distributions from net investment income for the Fund, if any, are declared and paid on a quarterly basis. Distributions of net realized gains, if any, are declared at least annually. Distributions are recorded on the ex-dividend date and are determined in accordance with income tax regulations, which may differ from GAAP.

(g) Class accounting. Investment income, common expenses and realized/unrealized gains (losses) on investments are allocated to the various classes of the Fund on the basis of daily net assets of each class. Fees relating to a specific class are charged directly to that class.

(h) Fees paid indirectly. The Fund’s custody fees are reduced according to a fee arrangement, which provides for a reduction based on the level of cash deposited with the custodian by the Fund. The amount is shown as a reduction of expenses on the Statement of Operations. Interest expense, if any, paid to the custodian related to cash overdrafts is included in Interest expense in the Statement of Operations.

(i) Federal and other taxes. It is the Fund’s policy to comply with the federal income and excise tax requirements of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies. Accordingly, the Fund intends to distribute substantially all of its taxable income and net realized gains, if any, to shareholders each year. Therefore, no federal income tax provision is required in the Fund’s financial statements.

Management has analyzed the Fund’s tax positions taken on federal income tax returns for all open tax years and has concluded that as of April 30, 2009, no

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	19

Notes to financial statements (unaudited) continued

provision for income tax would be required in the Fund’s financial statements. The Fund’s federal and state income and federal excise tax returns for tax years for which the applicable statutes of limitations have not expired are subject to examination by the Internal Revenue Service and state departments of revenue.

Under the applicable foreign tax laws, a withholding tax may be imposed on interest, dividends and capital gains at various rates.

(j) Reclassification. GAAP requires that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. These reclassifications have no effect on net assets or net asset values per share.

2. Investment management agreement and other transactions with affiliates

Legg Mason Partners Fund Advisor, LLC (“LMPFA”) is the Fund’s investment manager and ClearBridge Advisors, LLC (“ClearBridge”) is the Fund’s subadviser. LMPFA and ClearBridge are wholly-owned subsidiaries of Legg Mason, Inc. (“Legg Mason”).

Under the investment management agreement, the Fund pays an investment management fee, calculated daily and paid monthly, in accordance with the following breakpoint schedule:

AVERAGE DAILY NET ASSETS	ANNUAL RATE
First $1 billion	0.750%
Next $1 billion	0.725
Next $3 billion	0.700
Next $5 billion	0.675
Over $10 billion	0.650

LMPFA provides administrative and certain oversight services to the Fund. LMPFA delegates to the subadviser the day-to-day portfolio management of the Fund, except for the management of cash and short-term instruments. For its services, LMPFA pays ClearBridge 70% of the net management fee it receives from the Fund.

During the six months ended April 30, 2009, the Fund’s Class A, C, FI, R, I and IS shares had voluntary expense limitations in place of 1.05%, 1.80%, 1.05%, 1.30%, 0.80% and 0.80%, respectively.

During the six months ended April 30, 2009, LMPFA waived all of its management fee in the amount of $55,734. In addition, the Fund was reimbursed for expenses in the amount of $66,066.

The manager is permitted to recapture amounts previously voluntarily forgone or reimbursed by the manager to the Fund during the same fiscal year if the Fund’s total annual operating expenses have fallen to a level below the voluntary fee waiver/reimbursement (“expense cap”) shown in the fee table of the Fund’s prospectus. In no case will the manager recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the expense cap.

20	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

Legg Mason Investor Services, LLC (“LMIS”), a wholly-owned broker-dealer subsidiary of Legg Mason, serves as the Fund’s sole and exclusive distributor.

There is a maximum initial sales charge of 5.75% for Class A shares. There is a contingent deferred sales charge (“CDSC”) of 1.00% on Class C shares, which applies if redemption occurs within one year from purchase payment. In certain cases, Class A shares have a 1.00% CDSC, which applies if redemption occurs within one year from purchase payment. This CDSC only applies to those purchases of Class A shares, which, when combined with current holdings of Class A shares, equal or exceed $1,000,000 in the aggregate. These purchases do not incur an initial sales charge.

For the six months ended April 30, 2009, LMIS and its affiliates received sales charges of approximately $29,000 on sales of the Fund’s Class A shares. In addition, for the six months ended April 30, 2009, CDSCs paid to LMIS and its affiliates on sales of the Fund’s Class C shares were approximately $400.

Certain officers and one Trustee of the Trust are employees of Legg Mason or its affiliates and do not receive compensation from the Trust.

3. Investments

During the six months ended April 30, 2009, the aggregate cost of purchases and proceeds from sales of investments (excluding short-term investments) were as follows:

Purchases	$13,323,114
Sales	889,358

At April 30, 2009, the aggregate gross unrealized appreciation and depreciation of investments for federal income tax purposes were substantially as follows:

Gross unrealized appreciation	$622,741
Gross unrealized depreciation	(1,462,308)
Net unrealized depreciation	$(839,567)

4. Class specific expenses, waivers and/or reimbursements

The Fund has adopted a Rule 12b-1distribution plan and under that plan the Fund pays a service fee with respect to its Class A, C, FI and R shares calculated at the annual rate of 0.25% of the average daily net assets of each respective class. The Fund also pays a distribution fee with respect to its Class C and R shares calculated at the annual rate of 0.75% and 0.25%, respectively, of the average daily net assets of each class. Distribution fees are accrued daily and paid monthly.

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	21

Notes to financial statements (unaudited) continued

For the six months ended April 30, 2009, class specific expenses were as follows:

	DISTRIBUTION FEES	TRANSFER AGENT FEES	SHAREHOLDER REPORTS EXPENSES
Class A	$15,727	$1,482	$35,781
Class C	8,126	290	413
Class FI	105	259	379
Class R	210	259	379
Class I	—	271	393
Class IS	—	259	379
Total	$24,168	$2,820	$37,724

The six months ended April 30, 2009, class specific expenses were as follows:

WAIVERS/ REIMBURSEMENTS
Class A	$106,446
Class C	9,236
Class FI	1,116
Class R	1,116
Class I	2,769
Class IS	1,117
Total	$121,800

5. Distributions to shareholders by class

	SIX MONTHS ENDED APRIL 30, 2009	PERIOD ENDED OCTOBER 31, 2008†
Net Investment Income:
Class A	$206,215	$27,587
Class C	17,009	232
Class FI	1,463	290
Class R	1,358	271
Class I	6,285	310
Class IS	1,570	310
Total	$233,900	$29,000

†	For the period August 29, 2008 (inception date) to October 31, 2008.

6. Shares of beneficial interest

At April 30, 2009, the Trust had an unlimited number of shares of beneficial interest authorized with a par value of $0.00001 per share. The Fund has the ability to issue multiple classes of shares. Each share of a class represents an identical interest and has the same rights, except that each class bears certain direct expenses, including those specifically related to the distribution of its shares.

22	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

Transactions in shares of each class were as follows:

	SIX MONTHS ENDED APRIL 30, 2009		PERIOD ENDED OCTOBER 31, 2008†
	SHARES	AMOUNT	SHARES	AMOUNT
Class A
Shares sold	1,220,401	$11,557,296	845,526	$9,624,123
Shares issued on reinvestment	21,581	205,884	2,543	27,587
Shares repurchased	(58,077)	(544,994)	—	—
Net increase	1,183,905	$11,218,186	848,069	$9,651,710
Class C
Shares sold	377,030	$3,563,237	9,083	$103,000
Shares issued on reinvestment	1,611	15,329	21	232
Shares repurchased	(10,107)	(90,912)	—	—
Net increase	368,534	$3,487,654	9,104	$103,232
Class FI
Shares sold	—	$—	8,772	$100,000
Shares issued on reinvestment	152	1,464	27	290
Net increase	152	$1,464	8,799	$100,290
Class R
Shares sold	—	$—	8,772	$100,000
Shares issued on reinvestment	141	1,358	25	271
Net increase	141	$1,358	8,797	$100,271
Class I
Shares sold	79,939	$758,717	8,772	$100,000
Shares issued on reinvestment	598	5,627	28	310
Shares repurchased	(2,176)	(19,618)	—	—
Net increase	78,361	$744,726	8,800	$100,310
Class IS
Shares sold	—	$—	8,772	$100,000
Shares issued on reinvestment	164	1,570	28	310
Net increase	164	$1,570	8,800	$100,310

†	For the period August 29, 2008 (inception date) to October 31, 2008.

7. Capital loss carryforward

As of October 31, 2008, the Fund had a net capital loss carryforward of approximately $47,294 all of which expires on 2016. This amount will be available to offset any future taxable capital gains.

8. Recent accounting pronouncements

In March 2008, the Financial Accounting Standards Board (“FASB”) issued the Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities (“FAS 161”). FAS 161 is effective for fiscal years and interim periods beginning after November 15, 2008. FAS 161

Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report	23

Notes to financial statements (unaudited) continued

requires enhanced disclosures about the Fund’s derivative and hedging activities, including how such activities are accounted for and their effect on the Fund’s financial position, performance and cash flows. Management is currently evaluating the impact the adoption of FAS 161 will have on the Fund’s financial statements and related disclosures.

*  *  *

In April 2009, FASB issued FASB Staff Position No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with FAS 157, when the volume and level of activity for the asset or liability have significantly decreased as well as guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for fiscal years and interim periods ending after June 15, 2009. Management is currently evaluating the impact the adoption of FSP 157-4 will have on the Fund’s financial statement disclosures.

24	Legg Mason Partners Equity Income Builder Fund 2009 Semi-Annual Report

Legg Mason Partners Equity Income Builder Fund

Trustees

Paul R. Ades

Andrew L. Breech

Dwight B. Crane

Robert M. Frayn Jr.

R. Jay Gerken, CFA
Chairman

Frank G. Hubbard

Howard J. Johnson

David E. Maryatt

Jerome H. Miller

Ken Miller

John J. Murphy

Thomas F. Schlafly

Jerry A. Viscione

Investment manager

Legg Mason Partners Fund Advisor, LLC

Subadviser

ClearBridge Advisors, LLC

Distributor

Legg Mason Investor Services, LLC

Custodian

State Street Bank and Trust Company

Transfer agent*

Boston Financial Data Services, Inc.

2 Heritage Drive

North Quincy,

Massachusetts 02171

Independent registered public accounting firm

KPMG LLP

345 Park Avenue

New York, New York 10154

*	Prior to April 4, 2009. PNC Global Investment Servicing was the Fund’s transfer agent.

Legg Mason Partners Equity Income Builder Fund

The Fund is a separate investment series of Legg Mason Partners Equity Trust, a Maryland business trust.

LEGG MASON PARTNERS EQUITY INCOME BUILDER FUND

Legg Mason Funds

55 Water Street

New York, New York 10041

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“SEC”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov. The Fund’s Forms N-Q may be reviewed and copied at the SEC’s Public Reference Room in Washington D.C., and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. To obtain information on Form N-Q from the Fund, shareholders can call Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432.

Information on how the Fund voted proxies relating to portfolio securities during the prior 12-month period ended June 30th of each year and a description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio transactions are available (1) without charge, upon request, by calling Funds Investor Services at 1-800-822-5544 or Institutional Shareholder Services at 1-888-425-6432, (2) on the Fund’s website at www.leggmason.com/individualinvestors and (3) on the SEC’s website at www.sec.gov.

This report is submitted for the general information of the shareholders of Legg Mason Partners Equity Income Builder Fund. This report is not authorized for distribution to prospective investors in the Fund unless preceded or accompanied by a current prospectus.

Investors should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other important information about the Fund. Please read the prospectus carefully before investing.

www.leggmason.com/individualinvestors

© 2009 Legg Mason Investors Services, LLC

Member FINRA, SIPC

BUILT TO WINSM

At Legg Mason, we’ve assembled a collection of experienced investment management firms and empowered each of them with the tools, the resources and, most importantly, the independence to pursue the strategies they know best.

•	Each was purposefully chosen for their commitment to investment excellence.

•	Each is focused on specific investment styles and asset classes.

•	Each exhibits thought leadership in their chosen area of focus.

Together, we’ve built a powerful portfolio of solutions for financial advisors and their clients. And it has made us a world leader in money management.*

*	Ranked ninth-largest money manager in the world, according to Pensions & Investments, May 26, 2008, based on 12/31/07 worldwide assets under management.

www.leggmason.com/individualinvestors

©2009 Legg Mason Investor Services, LLC Member FINRA, SIPC

FDXX011849 6/09 SR09-844

NOT PART OF THE SEMI-ANNUAL REPORT